Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453

Repligen Reports Second Quarter 2016 Financial Results

- Exceptional second quarter puts Company on track for 21%+ revenue growth for 2016-

WALTHAM, MA – August 4, 2016 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today reported financial results for the second quarter ended June 30, 2016. Detailed in this press release are the Company’s performance highlights for the period, followed by updated financial guidance for the year 2016 and access information for today’s webcast and conference call.

Tony J. Hunt, President and Chief Executive Officer said, “We continue to be encouraged by the strength in demand for our bioprocessing products and the positive trends in our industry. We achieved record revenue of $29.2 million in the second quarter of 2016, an increase of 36% from the same period in 2015, driven by strong demand for OPUS® purification columns, XCell™ ATF systems and growth factors. It was also an important quarter in terms of executing on our long-term growth strategy. In April, we acquired Atoll GmBH (“Atoll”), and in May we completed a $115 million convertible debt financing to support ongoing acquisition initiatives as well as internal investments to expand our global infrastructure.”

Financial Highlights for the Second Quarter of 2016

•	Revenue for the second quarter of 2016 increased to $29.2 million compared to $21.5 million for the second quarter of 2015, a year-over-year gain of 36% as recorded (GAAP), and 39% at constant currency.

•	Gross profit for the second quarter of 2016 was $16.5 million, a year-over-year increase of $3.7 million or 28%. Gross margin for the second quarter of 2016 was 56.7%, influenced by product mix and investments for capacity expansion, compared to 60.0% in the second quarter of 2015.

•	Operating income for the second quarter of 2016 was $5.9 million, a year-over-year increase of $1.3 million or 27%. Non-GAAP operating income for the second quarter of 2016 was $7.2 million, a year-over-year increase of $1.8 million or 34%. Non-GAAP operating income for the 2016 period excludes contingent consideration expense of $0.6 million resulting from an increased likelihood of achievement of milestones under the Company’s June 2014 asset purchase agreement with Refine Technology (Refine), and Atoll acquisition expense of $0.7 million. For the 2015 period, non-GAAP operating income excludes $0.8 million of Refine contingent consideration expense.

•	Interest expense for the second quarter of 2016 was $0.6 million, primarily attributable to cash- and non-cash interest of $0.3 million and $0.4 million, respectively, related to our convertible debt financing that closed on May 24, 2016. Interest expense was de minimus during the second quarter of 2015.

•	Net income for the second quarter of 2016 was $3.9 million compared to $3.6 million for the second quarter of 2015, an increase of 7%. Non-GAAP net income for the second quarter of 2016 was $5.6 million compared to $4.4 million for the second quarter of 2015, an increase of 28%. Non-GAAP net income for the second quarter of 2016 excludes the aforementioned $0.6 million of Refine contingent consideration expense, $0.7 million of Atoll acquisition costs, and debt-related non-cash interest of $0.4 million. For the second quarter of 2015, non-GAAP net income excludes the aforementioned $0.8 million of Refine contingent consideration.

•	Earnings per share (EPS) for the second quarter of 2016 were $0.11 on a fully diluted basis, consistent with the second quarter of 2015. Non-GAAP EPS for the second quarter of 2016 increased to $0.16 per fully diluted share compared to $0.13 for the second quarter of 2015. Non-GAAP EPS excludes the above-mentioned Refine contingent consideration, Atoll acquisition and non-cash interest expenses.

•	EBITDA for the second quarter of 2016 was $7.3 million, compared to $5.5 million for the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 was $8.6 million compared to $6.3 million for the second quarter of 2015. Adjusted EBITDA excludes the aforementioned $0.6 million of Refine contingent consideration expense and $0.7 million of Atoll acquisition costs. For the second quarter of 2015, adjusted EBITDA excludes the aforementioned $0.8 million of Refine contingent consideration expense.

Financial Highlights for the First Half of 2016

On a GAAP basis, revenue for the first half of 2016 was $54.3 million, an increase of 28% compared to the first half of 2015. Gross margin was 56.3% for the first half of 2016, reflecting gross profit of $30.6 million, an increase of 19% year-over-year. Income from operations increased to $9.3 million for the first half of 2016, compared to $8.6 million for the 2015 period. Net income for the first half of 2016 was $5.5 million compared to $6.5 million for the first half of 2015. EPS for the first half of 2016 was $0.16 per fully diluted share compared to $0.19 for the first half of 2015.

On a non-GAAP basis, adjusted income from operations was $13.1 million for the first half of 2016, a year-over-year increase of 24%. Adjusted net income was $9.6 million for the first half of 2016, a year-over-year increase of 14%. Adjusted EPS for the first half of 2016 increased to $0.28 from $0.25 for the first half of 2015.

Our non-GAAP adjusted operating income, adjusted net income and adjusted EPS for the first half of 2016 exclude the impact of Atoll acquisition and integration expenses of $1.1 million that we record in SG&A and Refine contingent consideration expense of $2.6 million. Our non-GAAP adjusted net income and adjusted EPS results for the first half of 2016 also exclude the non-cash interest expense of $0.4 million. Our non-GAAP results for the first half of 2015 exclude the impact of Refine contingent consideration expense of $1.9 million.

Financial Guidance for 2016

Based on our current projections, including taking into account our acquisition of Atoll in April 2016 and our convertible debt financing in May 2016, we are updating our guidance for the year 2016. This guidance is based on expectations for our existing business and does not include the financial impact of potential additional Refine contingent consideration, potential new acquisitions or future fluctuations in foreign currency exchange rates.

•	Total revenue for the year 2016 is projected to be $101-$105 million, an increase from our previous guidance of $98-$102 million. Our updated revenue guidance reflects growth of 21%-26%, from 17%-22%, neither of which assumes any potential foreign currency impact.

•	Product gross margin for the year 2016 is expected to be 56%-57% versus our previous guidance of 57%-59%, reflecting shifts in our product mix.

•	GAAP income from operations for the year 2016 is expected to be $17-$19 million versus our previous guidance of $18-$20 million. Adjusted income from operations for the year 2016 is expected to be $21-$23 million, which excludes anticipated Atoll acquisition costs ($1.5 million) and Refine contingent consideration expense ($2.6 million) recorded in the first half of 2016, versus our previous guidance of $21.5-$23.5 million.

•	GAAP net income for the year 2016 is expected to be $8-$10 million versus our previous guidance of $12-$14 million. Included in this guidance are higher revenue projections, offset by year-to-date Refine contingent consideration expense and cash- and non-cash interest expense related to our May 2016 convertible debt financing to fund acquisitions and growth. Adjusted net income for the year 2016 is expected to be $14.5-$16.5 million versus our previous guidance of $15.5-$17.5 million, primarily due to the inclusion of debt-related cash interest expense. Adjusted net income guidance excludes approximately $6.4 million in expenses: the projected impact of the Atoll acquisition expense ($1.5 million); Refine contingent consideration expense ($2.6 million); and the non-cash portion of interest expense ($2.3 million).

•	GAAP EPS for the year 2016 is expected to be in the range of $0.23-$0.29 per fully diluted share versus our previous guidance of $0.35-$0.41, due primarily to the impact of debt-related cash- and non-cash interest expense ($3.75 million or $0.11 per share), and increased contingent consideration expense ($0.6 million or $0.02 per share), partially offset by revenue gains. Adjusted earnings per fully diluted share (EPS) for the year 2016 are expected to be in the range of $0.42-$0.48 versus our previous guidance of $0.45-$0.51, due primarily to the impact of debt-related cash interest expense ($1.5 million or $0.04 per share).

•	EBITDA for the year 2016 is expected to be in the range of $22-$24 million and adjusted EBITDA is expected to be in the range of $26-$28 million. Adjusted EBITDA excludes the aforementioned $2.6 million of Refine contingent consideration expense and $1.5 million of Atoll acquisition costs.

Conference Call

Repligen will host a conference call and webcast today, August 4, 2016, at 8:30 a.m. EDT, to discuss second quarter 2016 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 53964467. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 53964467.

Non-GAAP Measures of Financial Performance

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release: revenue growth rate at constant currency, adjusted income from operations, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted net income and adjusted earnings per diluted share (EPS). The Company provides revenue growth rates in constant currency to exclude the impact of foreign currency translation in order to facilitate a comparison of its current revenue performance to its past revenue performance. To calculate revenue growth rates in constant currency, the Company converts actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. The Company’s non-GAAP measures exclude the impact of contingent consideration related to the Company’s June 2014 asset purchase agreement with Refine Technology, the impact of contingent consideration and acquisition costs related to the Company’s April 2016 acquisition of Atoll GmBH, and the impact of non-cash, and in the case of EBITDA, cash interest expense related to the Company’s May 2016 convertible debt issuance. These costs are excluded because management believes that such expenses do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of our ongoing operations for the period in which such charges are recorded. Refine contingent consideration is triggered by the achievement of annual ATF System sales milestones through the end of the year 2016, and Atoll-related contingent consideration is tied to sales of the acquired chromatography product through the end of the year 2016.

A reconciliation of GAAP to adjusted non-GAAP financial measures is included as an attachment to this press release. When analyzing the Company’s operating performance investors should not consider non-GAAP measures as substitutable for the comparable financial measures prepared in accordance with GAAP.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a bioprocessing company focused on the development, manufacture and commercialization of highly innovative products used to manufacture biologic drugs. Our bioprocessing products are sold to major life sciences companies, biopharmaceutical development companies and contract manufacturing organizations worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A resins that are used to separate and purify monoclonal antibody-based therapeutics. In upstream processes, our XCell™ ATF systems and cell culture growth factors are used to accelerate and increase product yield during the fermentation stage of biologic drug manufacturing. In downstream processes, we developed and market our innovative line of OPUS® chromatography columns that we deliver pre-packed with our customers’ choice of resin for their bench-scale through clinical production-scale purification needs. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA, Lund, Sweden and Weingarten, Germany.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding current or future financial performance and position, including cash and investment position, expected revenue growth from acquisitions, the potential impairment of future earnings, management’s strategy, plans and objectives for future operations or acquisitions, product development and sales, selling, general and administrative expenditures, intellectual property, development and manufacturing plans, availability of materials and product and adequacy of capital resources and financing plans constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to successfully integrate the Atoll business; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the

Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Repligen Contact:

Sondra S. Newman

Senior Director Investor Relations

(781) 419-1881

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except share and per share data)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Product revenue	$29,170	$21,457	$54,265	$42,274
Royalty and other revenue	—	—	—	—

	29,170	21,457	54,265	42,274
Costs and expenses:
Cost of product revenue	12,644	8,586	23,713	16,659
Research and development	1,890	1,252	3,430	2,819
Selling, general and administrative	8,140	6,242	15,159	12,267
Contingent consideration - fair value adjustments	637	768	2,642	1,881

	23,311	16,848	44,944	33,626

Income from operations	5,859	4,609	9,321	8,648
Investment income	76	19	137	56
Interest expense	(638)	(8)	(643)	(17)
Other (expense) income	75	(269)	(904)	(137)

Income before income taxes	5,372	4,351	7,911	8,550
Income tax provision	1,500	739	2,415	2,008

Net income	$3,872	$3,612	$5,496	$6,542

Earnings per share:
Basic	$0.12	$0.11	$0.16	$0.20

Diluted	$0.11	$0.11	$0.16	$0.19

Weighted average shares outstanding:
Basic	33,649,296	32,870,473	33,336,989	32,827,536

Diluted	34,175,127	33,670,696	33,862,311	33,581,682

Comprehensive income	$1,358	$5,055	$4,878	$4,118

	June 30, 2016	December 31, 2015
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$181,803	$73,407
Working capital	196,591	84,471
Total assets	282,310	146,237
Long-term obligations	97,236	4,708
Accumulated deficit	(66,046)	(71,542)
Stockholders’ equity	163,724	122,748

*	does not include restricted cash

REPLIGEN CORPORATION

RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO NON-GAAP INCOME FROM OPERATIONS

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
GAAP INCOME FROM OPERATIONS	$5,859	$4,609	$9,321	$8,648
NON-GAAP INCOME FROM OPERATIONS ADJUSTMENTS:
Atoll acquisition costs	725	—	1,118	—
Contingent consideration - fair value adjustments	637	768	2,642	1,881

NON-GAAP ADJUSTED INCOME FROM OPERATIONS	$7,221	$5,377	$13,081	$10,529

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
GAAP NET INCOME (LOSS)	$3,872	$3,612	$5,496	$6,542
NON-GAAP EBITDA ADJUSTMENTS:
Investment Income	(76)	(19)	(137)	(56)
Interest Expense	638	8	643	17
Tax Provision	1,500	739	2,415	2,008
Depreciation	785	745	1,536	1,494
Amortization	533	400	932	801

NON-GAAP EBITDA	7,252	5,485	10,885	10,806
OTHER NON-GAAP ADJUSTMENTS:
Atoll acquisition costs	725	—	1,118	—
Contingent consideration - fair value adjustments	637	768	2,642	1,881

NON-GAAP ADJUSTED EBITDA	$8,614	$6,253	$14,645	$12,687

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(Unaudited)

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
GAAP NET INCOME (LOSS)	$3,872	$3,612	$5,496	$6,542
NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	725	—	1,118	—
Contingent consideration - fair value adjustments	637	768	2,642	1,881
Non-cash interest expense	382	—	382	—

NON-GAAP ADJUSTED NET INCOME	$5,616	$4,380	$9,638	$8,423

REPLIGEN CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO NON-GAAP ADJUSTED NET INCOME PER SHARE

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
GAAP NET INCOME (LOSS) PER SHARE - DILUTED	$0.11	$0.11	$0.16	$0.19
NON-GAAP NET INCOME ADJUSTMENTS:
Atoll acquisition costs	0.02	—	0.03	—
Contingent consideration - fair value adjustments	0.02	0.02	0.08	0.06
Non-cash interest expense	0.01	—	0.01	—

NON-GAAP ADJUSTED NET INCOME PER SHARE - DILUTED	$0.16	$0.13	$0.28	$0.25

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